Supertex Inc.                                                                                              News Release

FOR IMMEDIATE RELEASE                                                                                                                                           Corporate Headquarters:
                                                     Dr. Henry C. Pao
                                                     President & CEO
                                                     408/222-8888

Supertex Reports First Fiscal Quarter Results

Sunnyvale, CA (July 24, 2007) - Supertex, Inc. (NASDAQ GS: SUPX) today reported financial results for the first fiscal quarter ended June 30, 2007.  Net sales were $20,762,000, a 15% decrease compared to $24,565,000 in the same quarter last year and a 9% decrease from the prior quarter of $22,836,000.  On a GAAP basis, net income in the first fiscal quarter was $4,473,000 or $0.32 per diluted share, including pretax employee stock-based compensation of $656,000, as compared with $4,916,000 or $0.35 per diluted share in the first fiscal quarter of 2007, including pretax employee stock-based compensation of $648,000 and $5,022,000 or $0.36 per diluted share in the fourth fiscal quarter of 2007, including pretax employee stock-based compensation of $397,000.

“As we forecasted, our first fiscal quarter net sales were sequentially lower, primarily due to a large reduction in demand from our largest EL driver customer, resulting from a slowdown in their sales of cell phones that use our EL drivers.  That customer went from being a more than 20% customer of ours to a less than 10% customer in one quarter. However, we are very pleased with the rebound in demand from our medical ultrasound customers and increasing demand in our emerging LED lighting markets,” commented Dr. Henry C. Pao, President & CEO.  “In the LED lighting markets, our driver shipments have grown and we now have significant volume orders for our drivers to backlight large size LCD flat screen TVs. Additionally, we are ramping up shipments to a range of other LED lighting applications.”

Dr. Pao went on to say, “On a GAAP basis, our first fiscal quarter gross margin improved sequentially to 61% from 58% due to improved product mix and factory absorption in our backend operations.  Our operating margin declined slightly to 24% from 25% sequentially, due in part to our decision to increase R & D activities in new products despite a 9% drop in net sales.  Our cash, cash equivalents and short-term investments increased by $2.6 million even though we repurchased $3.2 million of our stock on the open market.  We continue to invest heavily in R & D for our targeted markets and plan to introduce a record number of new products for the medical ultrasound, EL driver and LED driver markets during fiscal 2008.  Because of the forecast uncertainty from our major EL customer, we are projecting our second fiscal quarter to be flat to modestly up. Based on information from this customer, we expect increased revenue from this customer in the second fiscal half when its new cell phone models are scheduled to be in volume production. Further, we expect our LED driver shipments to continue to grow and be more sustainable, as the transition from CCFL to LED backlights is becoming more compelling due to its superior performance in contrast ratio, color gamut, localized dimming and low power consumption. As a result, this transition may take place sooner than originally forecasted.  For the second fiscal half, we are projecting our overall sales to be moderately up sequentially.”

Forward-Looking Statements:

The industry in which we compete is characterized by extreme rapid changes in technology and frequent new product introductions. We believe that our long-term growth will depend largely on our ability to continue to enhance existing products and to introduce new products and features that meet the continually changing requirements of our customers. All statements contained in this press release that are not historical facts are forward-looking statements. They are not guarantees of future performance or events. They are based upon current expectations, estimates, beliefs, and assumptions about the future, which may prove incorrect, and upon our goals and objectives, which may change. Often such statements can be identified by the use of the words such as "will," "intends," "expects," "plans," "believes," "anticipates" and "estimates." Examples of forward-looking statements include statements concerning our expected sales in the second fiscal quarter and second fiscal half of 2008, both overall and in particular markets and to specific customers; statements that the transition from CCFL to LED backlights in the flat screen TV market will be faster than anticipated; and statements concerning our plans to introduce a record number of new products in the medical ultrasound, EL driver and LED driver markets during fiscal 2008. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. They are not guarantees of future performance or events but rather involve a number of risks and uncertainties including, but not limited to, whether our customers experience the demand we anticipate for their products based in part upon their input and our order backlog, whether the designed performance of our devices satisfies our customers' requirements so that they continue to design our devices into their products, whether our devices perform to their design specification, whether competitors introduce devices at lower prices than our devices causing price erosion, whether we are successful in our R&D efforts, and whether we encounter production issues in device manufacturing or moving new products from engineering into production as well as other risk factors detailed in our Form 8-K, 10-K, and 10-Q filings with the Securities and Exchange Commission. Due to these and other risks, our future actual results could differ materially from those discussed above. We undertake no obligation to publicly release updates or revisions to these statements that speak only as of this date.

Conference Call Details

The Company will host a conference call at 2:30 p.m. PDT (5:30 p.m. EDT) on July 24, 2007, following the earnings release.  President and CEO, Dr. Henry C. Pao, VP, Marketing, Ahmed Masood and VP, Finance & CFO, Phil Kagel, will present an overview of the first fiscal quarter financial results, discuss current business conditions, and then respond to questions.

The call is available live for any interested party by dialing 800-909-5202 (domestic) or 785-830-7975 (toll, international) before the scheduled start time and using “Supertex” as conference ID. A recorded replay will be available for 31 days immediately following the conference call until 11:59 P.M. EDT, August 24, 2007 at 800-934-5153 (domestic) and 402-220-1182 (toll, international).

About Supertex

Supertex, Inc. is a publicly held mixed signal semiconductor manufacturer, focused in high voltage products for use in the telecommunication, networking systems, flat panel display, medical and industrial electronics industries. Supertex product, corporate and financial information is readily available at our website: http://www.supertex.com.

For further information, contact Investor Relations at Supertex, Inc., 1235 Bordeaux Drive, Sunnyvale, California 94089, 408-222-8888 or visit our website at http://www.supertex.com.

SUPERTEX, INC.
CONSOLIDATED BALANCE SHEET INFORMATION
(unaudited)

	June 30, 2007	March 31, 2007
	(in thousands)
ASSETS
Cash and cash equivalents	$21,369	$22,652
Short term investments	120,109	116,264
Accounts receivable, net	12,571	12,793
Inventories	16,060	14,238
Deferred income taxes	8,123	8,123
Prepaid expenses and other current assets	1,608	2,172
Total current assets	179,840	176,242
Property, plant and equipment, net	9,745	8,651
Other assets	520	140
Deferred income taxes	2,142	899
TOTAL ASSETS	$192,247	$185,932

LIABILITIES AND SHAREHOLDERS' EQUITY
Trade accounts payable	$4,077	$4,120
Accrued salaries, wages and employee benefits	12,190	12,102
Other accrued liabilities	1,663	2,175
Deferred revenue	3,271	2,965
Income taxes payable	1,441	3,318
Total current liabilities	22,642	24,680
Income taxes payable, noncurrent	5,740	-
Total liabilities	28,382	24,680

Common stock	55,909	54,741
Retained earnings	107,956	106,511
Total shareholders' equity	163,865	161,252
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$192,247	$185,932

SUPERTEX, INC.
CONSOLIDATED INCOME STATEMENT INFORMATION
(unaudited)

	Three Months Ended
	(in thousands, except per share amounts)
	June 30, 2007	July 1, 2006
Net sales	$20,762	$24,565
Cost of sales(1)	8,076	9,837
Gross profit	12,686	14,728
Research and development(1)	3,765	3,949
Selling, general and administrative(1)	3,846	3,803
Income from operations	5,075	6,976
Interest and other income, net	1,707	1,288
Income before income taxes	6,782	8,264
Provision for income taxes	2,309	3,348
Net income	$4,473	$4,916
Net income per share
Basic	$0.32	$0.36
Diluted	$0.32	$0.35
Shares used in per share computation
Basic	13,769	13,646
Diluted	13,998	14,009

(1) Includes amortization of employee stock-based compensation as follows:
Cost of sales	$142	$65
Research and development	$276	$387
Selling, general and administrative	$238	$196